Exhibit 99.1

PAYMENT SETTLEMENT AGREEMENT AND RELEASE

This Agreement (“Agreement”) is made this 1st day of August, 2022 by and between Faegre Drinker Biddle & Reath LLP (“FDBR”) and RespireRx Pharmaceutical, Inc. (RespireRx”). FDBR and RespireRx are referred to herein individually as “Party” and together as “Parties.”

WHEREAS the Parties agree that, immediately prior to the execution of this Agreement, RespireRx owes to FDBR trade payables for legal services rendered and FDBR out-of-pocket expenses totalling $2,608,914.48;

WHEREAS the Parties have reached an agreement regarding adjustment of the amount owed and payment terms as well as mutual releases;

NOW, THEREFORE, for good and valuable consideration, and intending to be legally bound by this Agreement, the Parties agree as follows:

1. Settlement Amount: RespireRx will pay by wire transfer a total of Two Hundred Fifty Thousand Dollars ($250,000.00) (the “Settlement Amount”) to FDBR on or before December 30, 2022.

2. Settlement Amount Payment Due Date: If the Settlement Amount is paid to FDBR on or before December 30, 2022, the mutual releases (“Mutual Releases”) in Section 4 of this Agreement shall be effective.

3. Adjustment to Settlement Amount: If the Settlement Amount is not paid by RespireRx to FDBR on or before December 30, 2022, the Mutual Releases and all of Section 4 shall be null and void ab initio and the amount immediately due by RespireRx to FDBR shall be adjusted to $2,608,914.48 (“Amended Settlement Amount”) less any amounts paid on or after the date of this Agreement until such time as the Amended Settlement Amount is paid.

4. Mutual Releases: Upon receipt of the Settlement Amount, FDBR and each of its past, present and future assigns, agents, partners, members, shareholders, officers, directors, employees, representatives, affiliates, successors, predecessors, subsidiaries, and divisions do hereby release, give up and forever discharge RespireRx and each of its past, present and future assigns, agents, partners members, shareholders, officers, directors, employees, representatives, parent companies, affiliates, successors, predecessors, subsidiaries, and divisions from any and all past, present or future claims, actions, causes of action, damages, judgments, liabilities, obligations, liens, suits, executions, costs, and attorneys’ fees of any kind whatsoever, in law or equity, whether based in tort, contract, statute or other theory of recovery, that exist or are based upon actions, transactions, events, things, acts or conduct related to FDBR’s representation of RespireRx, whether known or unknown, accrued or un-accrued, suspected or unsuspected.

Upon execution of this Agreement, RespireRx and each of its past, present and future assigns, agents, partners, members, shareholders, officers, directors, employees, representatives, affiliates, successors, predecessors, subsidiaries, and divisions, does hereby release, give up and forever discharge FDBR and each of its past, present and future assigns, agents, partners, members, shareholders, officers, directors, employees, representatives, affiliates, successors, predecessors, subsidiaries, and divisions, from any and all past, present or future claims, actions, causes of action, damages, judgments, liabilities, obligations, liens, suits, executions, costs, and attorneys’ fees of any kind whatsoever, in law or equity, whether based in tort, contract, statute or other theory of recovery, that exist or are based upon actions, transactions, events, things, acts or conduct related to FDBR’s representation of RespireRx, whether known or unknown, accrued or un-accrued, suspected or unsuspected.

Nothing in the foregoing paragraphs in this Section 4 or anywhere else in the Agreement shall be deemed as a waiver of the Parties’ individual rights to enforce the terms and conditions of this Agreement.

5. Effective Date. This Agreement shall be effective upon execution by all parties as of the date noted in the first paragraph of this Agreement (the “Effective Date”).

6. Expenses. Except for the Settlement Amount set forth in Section 1, as may be adjusted in accordance with Section 3, above, each Party shall bear its own expenses, costs and attorney’s fees incurred in connection with this Agreement.

7. Entire Understanding. Except as set forth herein, this Agreement constitutes the entire agreement between the Parties with regard to the subject matter hereof. No representations, warranties or promises have been made or relied upon by any of the Parties other than those set forth in this Agreement. Each of the Parties acknowledges that it is not executing this Agreement in reliance upon any promise, representation, or warranty not contained or referred to in this Agreement.

8. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be an original, all of which together shall constitute one and the same Agreement.

9. Enforceability. If any provision of this Agreement is held by a Court of competent jurisdiction to be illegal, invalid or unenforceable, all other provisions of the Agreement shall be unimpaired and shall remain in full force and effect.

10. Implementation. The Parties shall cooperate in good faith and take such further actions and execute such other instruments as may reasonably be necessary to effectuate fully the terms, spirit and intent of this Agreement.

11. No Waiver. None of the provisions of this Agreement shall be deemed waived, except by a writing signed by the Party against whom enforcement of the waiver is sought.

12. Agreement Interpretation. This Agreement shall be deemed to have been drafted jointly by the Parties. The Parties agree and understand that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement.

13. Amendment and Modification. Any amendment or modification of this Agreement must be in writing and signed by the Parties. Any amendment or modification not made in this manner shall have no force or effect.

14. Successors. This Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns, and upon an entity or with any of them may merge, combine or consolidate.

15. Choice of Law and Venue. The Parties agree that this Agreement, and any disputes arising out of it, shall be governed under the laws of the State of New York without regard to principles of conflicts of laws. Any action brought by either party against the other concerning this Agreement shall be brought only in the state courts located in New York, NY or in the federal courts located in New York, NY. The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.

16. Headings. The headings of this Agreement are provided for convenience and reference only and shall not bear upon the interpretation or enforcement of this Agreement.

17. Signatories. Each of the Parties represent and warrants that the person signing this Agreement on its behalf is fully authorized to bind that party to this Agreement and that such party has the full right, power and authority to execute and to perform its obligations under this Agreement.

18. Acknowledgement. By signing this Agreement, RESPIRERX acknowledges that it is doing so voluntarily after careful reading and that IT has had the opportunity to thoroughly discuss all ASPECTS of this Agreement with INDEPENDENT counsel and ACKNOWLEDGES that it fully understands each provision and all of the effects of the Agreement.

IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THIS AGREEMENT AS OF THE DATE SET FORTH BENEATH EACH PARTY’S SIGNATURE BELOW:

FAEGRE DRINKER BIDDLE & REATH LLP

By:	/s/ Keith Radtke
Name:	Keith Radtke

Title:	Partner

Dated:	August 2, 2022

RESPIRERX PHARMACEUTICALS, INC.

By:	/s/ Jeff Eliot Margolis
Name:	Jeff Eliot Margolis

Title:	Senior Vice President, Chief Financial Officer, Treasurer, Secretary

Dated:	August 1, 2022